EXHIBIT M



       TRANSACTIONS IN THE COMMON SHARES OF CLIFFS NATURAL RESOURCES INC.



         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

        Date of                Number of Shares
        Transaction            Purchased / (Sold)       Price per Share

        2/17/2009                   (267,710)              $23.9801
        2/17/2009                   (154,690)              $23.9801


    TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

        Date of                Number of Shares
        Transaction            Purchased / (Sold)      Price per Share

        2/17/2009                   (217,600)              $23.9801
         3/2/2009                 (1,642,496)              $12.5607
         3/2/2009                   (257,504)              $12.5607
         3/3/2009                   (912,663)              $12.4773
         3/3/2009                       (100)              $12.4773




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